Exhibit 99.2

AA Mission Acquisition Corp. II Announces Closing of $100,000,000 Initial Public Offering

WOODLANDS, TEXAS, October 2, 2025 – AA Mission Acquisition Corp. II (NYSE: YCY.U) (the “Company”) today announced that it closed its initial public offering of 10,000,000 units at $10.00 per unit. The gross proceeds from the offering were $100 million before deducting underwriting discounts and estimated offering expenses. The units began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “YCY.U” on October 1, 2025.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “YCY” and “YCY.W”, respectively. The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any.

Clear Street acted as the sole book-running manager in the offering.

Winston & Strawn LLP served as legal counsel to the Company. Loeb & Loeb LLP served as legal counsel to Clear Street.

The offering was made only by means of a prospectus, copies of which may be obtained from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, or by email at ecm@clearstreet.io.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on September 30, 2025.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AA Mission Acquisition Corp.

AA Mission Acquisition Corp. is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While it may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on industries that complement the management team’s and board of directors’ background and network, and to capitalize on the ability of its management team and board of directors to identify and acquire a business, focusing on the food and beverage industry.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact:

AA Mission Acquisition Corp. II

Mr. Qing Sun

Chairman of the Board, Chief Executive Officer, and Director

21 Waterway Avenue, STE 300 #9732

The Woodlands, TX 77380

Email: contact@aamission2.com

Website: www.aamission2.com